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Eighteenth and Arch Streets
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Fax 215.981.4750
June 13, 2008
Wilmington Multi-Manager Large-Cap Fund
WT Mutual Fund
1100 North Market Street
Wilmington, DE 19890
Wilmington Large-Cap Core Fund
WT Mutual Fund
1100 North Market Street
Wilmington, DE 19890
Ladies and Gentlemen:
Pursuant to the Agreement and Plan of Reorganization, dated as of May 1, 2008 (the “Agreement”), by and between WT Mutual Fund, a Delaware statutory trust (the “Trust”), on behalf of its Wilmington Multi-Manager Large-Cap Fund (“Multi-Manager Fund”), a separate series of the Trust, and the Trust on behalf of its Wilmington Large-Cap Core Fund (“Large-Cap Core Fund,” and together with the Multi-Manager Fund, the “Funds”), a separate series of the Trust, Large-Cap Core Fund will transfer all of its assets to Multi-Manager Fund in exchange solely for voting shares of Multi-Manager Fund (the “Shares”) and the assumption of all of the liabilities of Large-Cap Core Fund by Multi-Manager Fund, immediately after which Large-Cap Core Fund will distribute the Shares to its shareholders (the “Large-Cap Core Shareholders”) in complete liquidation and termination of Large-Cap Core Fund (these transactions together, the “Reorganization”).
We have acted as legal counsel to the Funds in connection with the Reorganization and in that connection you have requested our opinion regarding certain U.S. federal income tax consequences of the Reorganization. As such, and for the purpose of rendering our opinion, we have examined and are relying, with your permission (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):
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1. The Agreement;
2. The registration statement of the Trust on Form N-14 to which this opinion is an exhibit, filed with the Securities and Exchange Commission with respect to the Shares to be issued in connection with the Reorganization (the “Registration Statement”), and the proxy statement/prospectus included in the Registration Statement (the “Proxy/Prospectus”);
3. The representations made to us by the Funds in their letters to us dated the date hereof; and
4. Such other instruments and documents as we have deemed necessary or appropriate for purposes of our opinion.
For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), (i) that the Reorganization will be consummated in the manner contemplated by the Proxy/Prospectus and in accordance with the provisions of the Agreement without the waiver of any conditions to any party’s obligation to effect the Reorganization, (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with and (vii) that the Reorganization will be effective under applicable law.
Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken, and we have further assumed that any statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification.
Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that for U.S. federal income tax purposes:
1. The transfer of all of the assets of Large-Cap Core Fund solely in exchange for the Shares and the assumption by Multi-Manager Fund of all of the liabilities of Large-Cap Core Fund followed by the distribution of the Shares to the Large-Cap Core Shareholders in complete liquidation and termination of Large-Cap Core Fund will constitute a reorganization within the meaning of Section

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June 13, 2008
368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and each of the Funds will be a party to the reorganization within the meaning of Section 368(b) of the Code;
2. No gain or loss will be recognized by Multi-Manager Fund upon the receipt of the assets of Large-Cap Core Fund solely in exchange for the Shares and the assumption by Multi-Manager Fund of the liabilities of Large-Cap Core Fund;
3. No gain or loss will be recognized by Large-Cap Core Fund upon the transfer of all of its assets to Multi-Manager Fund solely in exchange for the Shares and the assumption by Multi-Manager Fund of the liabilities of Large-Cap Core Fund, or upon the distribution by Large-Cap Core Fund of the Shares to the Large-Cap Core Shareholders in complete liquidation in exchange for their shares of Large-Cap Core Fund;
4. No gain or loss will be recognized by the Large-Cap Core Shareholders upon the exchange of their shares of Large-Cap Core Fund for the Shares in the Reorganization;
5. The aggregate tax basis of the Shares received by each Large-Cap Core Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the shares of Large-Cap Core Fund held by such shareholder immediately prior to the Reorganization, and the holding period of the Shares received by a Large-Cap Core Shareholder will include the period during which the shares of Large-Cap Core Fund exchanged therefor were held by such shareholder (provided that the shares of Large-Cap Core Fund were held as a capital asset on the date of the Reorganization); and
6. The tax basis of the assets of Large-Cap Core Fund acquired by Multi-Manager Fund will be the same as the tax basis of such assets to Large-Cap Core Fund immediately prior to the Reorganization, and the holding period of such assets in the hands of Multi-Manager Fund will include the period during which the assets were held by Large-Cap Core Fund.
This opinion is limited to the issues set forth above and does not address any other tax issues, including without limitation, the following: (1) the effect of the Reorganization on (i) the Funds (x) with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, or (y) with respect to any stock held of a passive foreign investment company as defined in Section 1297(a) of the Code, or (ii) any Large-Cap Core Shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting and (2) any other federal, state, local or foreign tax issues of any kind.
Our opinion expressed herein is based upon the Code, regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein but is not binding on the

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Internal Revenue Service or the courts. Accordingly, no assurance can be given that the Internal Revenue Service would agree with the opinion expressed herein or, if contested, the opinion would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. We undertake no responsibility to advise you of any new developments in the application or interpretation of relevant federal tax laws. If any of the facts or assumptions pertinent to the U.S. federal income tax treatment of the Reorganization specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization or any other transactions.
This opinion is being provided solely for the benefit of the Funds. No other person or party shall be entitled to rely on this opinion.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned “Information About the Reorganization — Federal Income Tax Consequences” therein. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Pepper Hamilton LLP
Pepper Hamilton LLP